Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix executive chairman announces retirement
LAKELAND, Fla., May 4, 2026 — Publix Super Markets announced today Executive Chairman Todd Jones intent to retire, effective May 31, 2026. He will remain actively involved in the company as chairman of the Publix board of directors.
“We celebrate Todd’s 46-year career and are thankful for his exemplary service to our company, our associates and customers, and the communities we serve,” said Publix CEO Kevin Murphy. “In addition to being an outstanding operator and mentor, Todd has led with integrity and a deep commitment to our mission that will have lasting impact. We are grateful he will continue to provide leadership to Publix as our chairman.”
“Our founder, George Jenkins, built Publix based on a clear vision, and that vision remains our north star,” commented Jones. “It has been my honor to work for the greatest company in the world and a privilege to work alongside our associates to carry forward what George Jenkins created almost 96 years ago. As I look ahead, I do so with tremendous confidence in our leadership team and dedicated associates who will continue delivering exceptional service to our customers and communities.”
About Jones
Jones began his Publix career in 1980 as a front-service clerk in New Smyrna Beach, Florida. He worked in a variety of store positions before becoming a store manager in 1988. He was promoted to district manager in 1997, regional director in 1999 and vice president of the Jacksonville Division in 2003. In 2005, he was promoted to senior vice president of product business development. Jones was named president in 2008, CEO and President in 2016, CEO in 2019 and Executive Chairman in 2024. Jones received the company’s most prestigious award — the George W. Jenkins Award for Excellence — in 1994, which is presented to managers who exemplify leadership, perpetuate the Publix culture and demonstrate their commitment to George Jenkins’ vision.
Achievements
Jones’ leadership and vision have left an indelible mark on the grocery industry, advancing innovation, advocacy and community engagement through his work with FMI, an industry association that advances a safer, healthier and more efficient food supply chain.
He has always believed that as a grocery retailer, Publix can make the biggest difference in the lives of the communities the company serves through fighting hunger. He championed Publix’s Good Together food donation and register campaigns, helping many people facing food insecurity. In 2025, Publix announced it donated 1 billion pounds of food, and those donations continue to grow daily.
Jones also supported efforts to increase awareness of the importance of associates and customers feeling welcomed and having a sense of belonging when they arrive at work or choose to shop at Publix. He continued to align company initiatives to ensure they supported treating associates with dignity and respect, and customers like royalty. Recognizing that caring for people also meant caring for the planet, he sponsored sustainability efforts advancing water conservation initiatives and recycling practices and finding ways to reduce energy use.

Board service
Jones currently serves on the boards of the Florida Council of 100 and the Fish and Wildlife Foundation of Florida. He is a former board member of FMI and was recently inducted into the Tampa Bay Business Hall of Fame. He also enjoys volunteering with organizations supported by United Way and organizations that focus on alleviating hunger.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,434 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 29 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###